Exhibit 99.1

Express Scripts Extends Exchange Offer with Respect to Certain of Its Senior Notes

ST. LOUIS, MO (January 9, 2013) — Express Scripts Holding Company (NASDAQ: ESRX) (the “Company”) today announced that it has extended until January 11, 2013 at 5:00 p.m., New York City time, the expiration date of its offer to exchange:

•	an aggregate principal amount of up to $900,000,000 of its 2.750% Senior Notes due 2014 and the related subsidiary guarantees, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount at maturity of the Company’s issued and outstanding 2.750% Senior Notes due 2014 and the related subsidiary guarantees (the “Old 2014 Notes”) from the registered holders thereof,

•	an aggregate principal amount of up to $1,000,000,000 of its 2.100% Senior Notes due 2015 and the related subsidiary guarantees which have been registered under the Securities Act, for a like principal amount at maturity of the Company’s issued and outstanding 2.100% Senior Notes due 2015 and the related subsidiary guarantees (the “Old 2015 Notes”) from the registered holders thereof,

•	an aggregate principal amount of up to $1,250,000,000 of its 3.500% Senior Notes due 2016 and the related subsidiary guarantees which have been registered under the Securities Act, for a like principal amount at maturity of the Company’s issued and outstanding 3.500% Senior Notes due 2016 and the related subsidiary guarantees (the “Old 2016 Notes”) from the registered holders thereof,

•	an aggregate principal amount of up to $1,500,000,000 of its 2.650% Senior Notes due 2017 and the related subsidiary guarantees which have been registered under the Securities Act, for a like principal amount at maturity of the Company’s issued and outstanding 2.650% Senior Notes due 2017 and the related subsidiary guarantees (the “Old 2017 Notes”) from the registered holders thereof,

•	an aggregate principal amount of up to $1,250,000,000 of its 4.750% Senior Notes due 2021 and the related subsidiary guarantees which have been registered under the Securities Act, for a like principal amount at maturity of the Company’s issued and outstanding 4.750% Senior Notes due 2021 and the related subsidiary guarantees (the “Old 2021 Notes”) from the registered holders thereof,

•	an aggregate principal amount of up to $1,000,000,000 of its 3.900% Senior Notes due 2022 and the related subsidiary guarantees which have been registered under the Securities Act, for a like principal amount at maturity of the Company’s issued and outstanding 3.900% Senior Notes due 2022 and the related subsidiary guarantees (the “Old 2022 Notes”) from the registered holders thereof, and

•	an aggregate principal amount of up to $700,000,000 of its 6.125% Senior Notes due 2041 and the related subsidiary guarantees which have been registered under the Securities Act, for a like principal amount at maturity of the Company’s issued and outstanding 6.125% Senior Notes due 2041 and the related subsidiary guarantees (the “Old 2041 Notes”) from the registered holders thereof.

The exchange offer had been scheduled to expire at 5:00 p.m., New York City time, on January 8, 2013. As of 5:00 p.m., New York City time, on January 8, 2013, approximately (i) $898,550,000 in aggregate principal amount of the Old 2014 Notes, (ii) $984,550,000 in aggregate principal amount of the Old 2015 Notes, (iii) $1,250,000,000 in aggregate principal amount of the Old 2016 Notes, (iv) $1,499,750,000 in aggregate principal amount of the Old 2017 Notes, (v) $1,250,000,000 in aggregate principal amount of the Old 2021 Notes, (vi) $1,000,000,000 in aggregate principal amount of the Old 2022 Notes, and (vii) $700,000,000 in aggregate principal amount of the Old 2041 Notes had been tendered and not withdrawn.

The terms of the exchange offer and other information relating to the Company are set forth in the prospectus dated December 7, 2012. Copies of the prospectus and the related letter of transmittal may be obtained from Wells Fargo Bank, National Association, which is serving as the exchange agent for the exchange offer. Wells Fargo Bank, National Association’s address, telephone and facsimile number are as follows:

Wells Fargo Bank, National Association

Corporate Trust Operations

Sixth & Marquette Avenue

Minneapolis, Minnesota 55479

Telephone: (800) 344-5128

Fax: (612) 667-6282

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of an appropriate prospectus.

About Express Scripts

Express Scripts manages more than a billion prescriptions each year for tens of millions of people. On behalf of our clients — employers, health plans, unions and government health programs — we make the use of prescription drugs safer and more affordable. We innovate to enhance patient care, reduce pharmacy-related waste and increase therapy adherence. Building on a strong clinical foundation, we apply our understanding of the behavioral sciences — an approach we call Consumerology® — to make it easier for people to choose better health.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

EXPRESS SCRIPTS FORWARD LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Form 10-Q filed with the SEC on or about November 6, 2012, as well as in the prospectus relating to the exchange offer.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.